Issuer Free Writing Prospectus dated February 24, 2023 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated F 1 ebruary 10, 2023 Registration Statement No. 333 - 267999 February 2023 Prestige Wealth Inc. Corporate Presentation

This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of Prestige Wealth Inc . (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https: //w ww .sec.gov/Archives/edgar/data/1765850/000121390023010198/ff12023a2_prestigewealth.htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Network 1 Financial Securities, Inc. 2 Bridge Ave, Suite #241, Red Bank, NJ 07701, or by calling +1(800) - 886 - 7007, or contact Prestige Wealth Inc. via email: ir@prestigefh.com . Free Writing Prospectus Statement 2

This presentation contains forward - looking statements, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this presentation . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : future financial and operating results, including revenues, income, expenditures, cash balances and other financial items ; our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals ; current and future economic and political conditions ; our expectations regarding demand for and market acceptance of our subsidiaries’ services and the products and services distributed by our subsidiaries’ collaborating product brokers ; our expectations regarding the expansion of our subsidiaries’ client base ; our subsidiaries’ relationships with their business partners ; competition in our industries ; relevant government policies and regulations relating to our industries ; our capital requirements and our ability to raise any additional financing which we may require ; our subsidiaries’ ability to protect their intellectual property rights and secure the right to use other intellectual property that they deem to be essential or desirable to the conduct of their business ; our subsidiaries’ right to use their trademark, Prestige, in Hong Kong and the U . S .; our ability to hire and retain qualified management personnel and key employees in order to develop our subsidiaries’ business ; our ability to retain the services of Mr . Hongtao Shi, our Chief Executive Officer ; overall industry and market performance ; uncertainty about the COVID - 19 pandemic and the impact it may continue to have on the Company’s business and results of operations ; uncertainty about the travel restrictions and quarantine measures on traveling between Hong Kong and mainland China and their impact on the ability of our subsidiaries’ wealth management clients to purchase insurance policies ; and other assumptions described in this presentation underlying or relating to any forward - looking statements . We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors . ” We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . Except as required under the federal securities laws, we do not have any intention or obligation to update any forward - looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise . This presentation contains certain data and information that we obtained from various government and private publications including industry data and information from Frost & Sullivan . Statistical data in these publications also include projections based on a number of assumptions . The wealth management and asset management industries in Hong Kong, the PRC and the U . S . may not grow at the rate projected by market data, or at all . Failure of our industries to grow at the projected rate may have a material and adverse effect on our subsidiaries’ business and the market price of our Ordinary Shares . In addition, the new and rapidly changing nature of the wealth management and asset management industries results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry . Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions . You should not place undue reliance on these forward - looking statements . Free Writing Prospectus Statement 3

Issuer Prestige Wealth Inc. Securities Ordinary Shares Offering Type Initial Public Offering Proposed Listing/Symbol Nasdaq Capital Market: PWM Ordinary Shares Offered 2,000,000 Ordinary Shares, or 2,300,000 Ordinary Shares assuming the underwriter exercises its over - allotment option in full Offering Price $4.0 to $5.0 per Ordinary Share Gross Proceeds $9.0 million (based upon an assumed initial public offering price of $4.5 per Ordinary Share, which is the midpoint of the estimated initial public offering price range) (or approximately $10.35 million assuming the underwriter exercises its over - allotment option in full) Use of Proceeds • Approximately 25% for brand promotion • Approximately 30% for hiring of additional client relationship managers and employees • Approximately 35% for expansion of products and services • Approximately 10% for general working capital Underwriter Network 1 Financial Securities, Inc. 4 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Offering Summary

Part 1 Company Overview Part 2 Business Overview Part 6 Financial Highlights Part 3 Investment Highlight Part 5 Growth Strategies Industry Overview Part 4 5 Table Of Contents

Company Overview

PRESTIGE 盛德

Prestige Wealth Inc. is a wealth management and asset management services provider based in Hong Kong, with the majority of our operations in Hong Kong. We assist our clients in identifying and purchasing well-matched wealth management products and global asset management products.

Wealth Management Services

We work with licensed product brokers licensed in Hong Kong or in the U.S., who are primarily insurance brokers and distribute wealth management products and assist them in customizing wealth management investment portfolios for our clients. We also provide customized value-added services to our clients.

Asset Management Services

We provide asset management services through **investment funds** that we manage. We also provide **discretionary account management services**, and **asset management-related advisory services** to our clients.

Early 2017 Started to provide asset management services[1]

Mid 2017 Launched wealth management operation

2018 Started to provide asset management related advisory services

2020 Started to provide discretionary account management services

Clients

$0.59 Million — Average Referral Fee per Wealth Management Client[2]

$9.61 Million — Average Total Premium of Insurance Policies per Wealth Management Client[2]

100% — New Clients through Referrals by Existing Clients[2]

Investment Funds

- **PGA[3]**
  - Invest in Hedge Funds
  - FY2022 Net Loss: 0.92% (the S&P 500 index dropped 16.76% for the same period)
- **PCM1[4]**
  - Invest in Securities of High Growth Companies
  - Net Return: 108.65%

Discretionary Account Management Services & Asset Management Related Advisory Services

- **PAM**
  - SFC types 4 and 9 licensed corporation in Hong Kong

Note: (1) The asset management services provided at the inception only include investment funds management; (2) For the the fiscal year ended September 30, 2022;
(3) PGA completed establishment and commenced operations in April 2017; the S&P 500 source: S&P Dow Jones Indices LLC.
(4) PCM1 completed establishment and commenced operations in January 2021 and was fully redeemed by its investors in February 2021.
See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

6

7 Company Overview Prestige Financial Holdings Group Limited (BVI, 2014) Other Shareholders (<5%) Prestige Wealth Inc. (Cayman Islands, 2018) Prestige Private Wealth Management Limited (BVI, 2014) 64.20%* 35.80%* Chi Tak Sze Prestige Asset International Inc. (BVI, 2015) Prestige Wealth Management Limited (Hong Kong, 2015) Prestige Wealth America Inc. (U.S., 2022) Prestige Asset Management Limited (Hong Kong, 2015) Prestige Global Asset Management Limited (Cayman Islands, 2016) Prestige Global Capital Inc. (Cayman Islands, 2020) 100%* 100%* 100%* 100%* 100%* 100%* 100%* 100%* Corporate Structure Note: *The percentages shown on the following chart represent percentages of equity ownership. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Wealth Management Services • High Net Worth Individuals • Assign Designated Client Relationship Managers • Ultra - High Net Worth Individuals • Organize Clients’ Information • Business Owners • Refer Clients to Insurance Brokers • Licensed Insurance Brokers • Compliance with Requisite Laws & Regulations • Executives • Maintain Correspondence between Broker & Clients • Meet Specific Selection Criteria • Investable Assets Worth >$5M • Provide Value - Added Services • In Hong Kong & the U.S. • Conduct Continuous Client Relationship Maintenance • Universal Life Insurance Plans • Child Growth Education Program Plans • Provide various insurance • Savings Plans policies • Lifelong Health Protection Plans • Comprehensive Disease Protection Plans Stage Fee Policy Origination Origination Referral Fee at an Origination Referral Rate Based Upon the Total Policy Premium Time of Renewal Renewal Referral Fee are Entitled to a Renewal Referral Fee Rate (Lower than the Origination Referral Fee Rate) Based Upon the Total Policy Premiums High Net Worth Clients Prestige Qualified Insurance Brokers Insurance Companies Insurance Products Fee Structure 8 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Business Overview

Business Overview

PRESTIGE 盛德

Asset Management Fund

PGA[1]

PGA is a FOF whose objective is to achieve superior capital growth by investing in hedge funds managed by world-class quantitative portfolio managers with managed assets ranging from $2 billion to $20 billion based on our fund selection models.

Fund Performance

FY2022 Net Loss: **0.92%** (the S&P 500 index dropped 16.76% for the same period)

Investment Strategy

We apply an active investment strategy to locate products that meet clients' immediate needs and use our fund selection model to conduct thorough screening of the underlying funds in our hedge fund database, including quantitative and qualitative analysis.

The main underlying funds we have selected are global Top 10 hedge funds from the list of "Barron's Penta Top 100 Hedge Funds" which are ranked based on compound annual returns.

The minimum investment amount from institutional and individual investors are $500k and $250k, respectively.

Fee Structure	Payment	PGA
Performance Fee	Quarterly	10.0%-13.5% of the incremental portion
Management Fee	Monthly	0.4%-1.50% of the net asset value
Subscription Fee	One-Off	0.85%-1.25% of the capital contributions

PCM1[2]

PCM1 was a single-asset secondaries fund aimed to obtain moderate capital appreciation by investing in securities of high-growth companies prior to or in their IPOs in international capital markets such as the Hong Kong Stock Exchange.

Fund Performance

Net Return: **108.65%**

Investment Strategy

We provided asset management clients the rare opportunities to participate in the IPOs of world-famous growing companies and share return from them.

PCM1 invested in the underlying fund, and the underlying fund invested as anchor investor in the IPO shares of a company prior to its listing on Hong Kong Stock Exchange.

The minimum investment amount from investors was $250k.

Fees Earned	PCM1
Performance Fee	$1,354,092
Management Fee	$149,813
Subscription Fee	$179,171

Note: (1) PGA completed establishment and commenced operations in April 2017 ; the S&P 500 source: S&P Dow Jones Indices LLC.

(2) PCM1 completed establishment and commenced operations in January 2021 and was fully redeemed by its investors in February 2021.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

9

Discretionary Account Management Services Clients authorized PAM with full discretionary power to, on behalf of the client, manage, hold, buy, invest, divest and sell any specific portfolio at the client’s risk. Asset Management Related Advisory Services PAM provides services specifically related to the pre - launch stage of the funds, as well as to the operation of the funds post - formation. Discretionary Account Management Services & Asset Management Related Advisory Services PAM SFC Types 4 & 9 Licensed Corporation In Hong Kong Fee Structure Investment Thesis The portfolio in the clients’ discretionary account includes investments in the initial public offering of a target company on the main board of the Hong Kong Stock Exchange, including but not limited to investing as cornerstone investors or anchor investors. Performance Fees Quarterly 15% - 25% on the incremental portion of the fair value of the portfolio over the initial investment amount Subscription Fees One - off 5% on the investment amount Ongoing Advisory Service Fee Annually Fixed Annual Fee Fee Structure Client Base Singapore Dubai Hong Kong Business Overview 10 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Significant Client Satisfaction & High Client Retention Referrals from Well - Connected Clients Access to Highly Desirable Products That are Not Widely Open to Subscribers Client Experience Oriented, Customized, & High - Quality Value - Added Services Carefully Selected Business Partners, Such As Product Brokers & Underlying Fund Managers Experienced Management Team Investment Highlights 11 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

We have a reputable brand image among our clients. We focus on the quality of services & maintain a loyal client base . Clients’ Satisfaction with our Services* Approx. 39% of wealth management clients purchased Multiple Insurance Policies Prestige Clients Seek referral services for additional products, or invest more with our investment fund or through our discretionary account management Referral Rate By Existing Clients x FY2020 90% x FY2021 76% x FY2022 100% Reflecting client’s high level of satisfaction 50% of clients purchased multiple insurance policies on Multiple Occasions Approx. 28% of asset management clients purchased 1+ asset management services 12 Note: * From the launch of our subsidiaries’ wealth management services to September 30, 2022 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Significant Client Satisfaction and High Client Retention Explore clients needs & offer the best suited products or service

Client - centric corporate culture and value - added services differentiate our subsidiaries from their competitors in the wealth management and asset management services industries One - Stop Customized Client Experience Model Client Experience Oriented, Customized, and High - quality Value - added Services • Referrals to Suitable Wealth Planning Professionals • Personal Assistant Services • Referrals to Renowned High - End Medical Resources Value - Added Services Wealth Management Services Asset Management Services • Referrals to Education Resources 13 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. • Referrals to Inheritance Related Professionals

Referrals From Well - Connected Clients High - Net - Worth Client Base Executives & Principal Shareholders of Companies, Including Entrepreneurs Backed by Significant Family Businesses. Clients Referral The Influence and both the Personal and Professional Networks of our Subsidiaries’ Existing Clients Provide us with Access to a Larger Network of Prospective Clients. Average Investable Assets Minimum Investable Assets Worth $5 Million on Average. 14 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Wealth Management Brokers Selection Specific Criteria: • Reputation in the Industry & Industry Ranking • Service Quality • Competitiveness of its Referral Fee Rates • The Expansiveness of Product Selections • Accessibility to Rarer products and Competitive products • Compliance in Product Distribution and policy origination • Timely Settlement and Payment of Accrued Referrals Fees • Team Culture of Compliance and Fair Business Practice Quantitative Analysis: • Monthly & Annual Performances Historical Volatility • Sharp Ratio & Sortino Ratio • Attribution & Contribution of Fund Returns • Events that led to the highest volatility in the fund’s history • The Largest Drawdowns • Correlation to a market index and portfolio correlations Wealth Management Services Asset Management Services We adopted specific criteria in selecting the wealth management brokers & performed rigorous due diligence before partnering up with these brokers. We carefully select the underlying funds as investment targets based upon quantitative and qualitative analysis from their database. Methodology Specific Indicators Qualitative Analysis: 15 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. • The experience and background of fund managers • Investment strategies and investment styles • Monthly reports and the initial fund documents • Interview the fund managers • Review the terms of fund subscription and redemption Carefully Selected Business Partners such as Product Brokers and Underlying Fund Managers

The Brokers We Work with… • Tend to have a larger quota of subscribers than other less established or recognized brokers because of their operating history, market recognition, and relatively bigger sizes. Our Clients… • Have access to those insurance policies that have a limited number of authorized subscribers, through our referral services. The Funds Under Management… • Tend to be rarely accessible by individual investors as they are highly sought after and typically have a capped total subscription size, in addition to a preference for institutional investors over individual investors Our Clients… • Have access to funds that are rarely open to individual investors in general through our funds and our broad global network of fund management companies in the U.S. and E.U. Wealth Management Services 16 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Asset Management Services Access To Highly Desirable Products That Are Not Widely Open to Subscribers

Mr. Hongtao Shi Director Chairman of the Board of Directors Chief Executive Officer • Mr. Shi has served as our Director and Chairman since January 2019 and Chief Executive Officer since February 2019, and the Chief Executive Officers of our operating subsidiaries since their inceptions in October 2018. • Mr. Shi has more than ten years of managerial and operational experience in the financial services industry. • Mr. Shi served as the Chief Executive Officer of Prestige Financial Holdings Group Limited since its inception in 2004. • Mr. Shi also served as a director in charge of securities analysis at Pacific United Inc. from 2000 to 2004. • Mr. Shi received his Bachelor’s degree in Business Management from Towson University in Maryland in 1999. Mr. Shi studied at Harvard Business School (“HBS”) from 2018 to 2019 and graduated from HBS’s Senior Leadership Program in August 2019. Mr. Ngat Wong Chief Financial Officer Chief Operating Officer • Mr . Wong has served as our Chief Financial Officer since April 2020 and as our Chief Operating Officer since February 2019 . • Mr . Wong worked with our affiliate, Prestige Financial Holding Group, from 2015 to January 2019 as a managing partner focusing on its development . • Mr . Wong served as an Associate Director of the investment banking division at CLSA Capital Markets Limited from 2007 to 2015 . • Mr . Wong worked at Goldman Sachs (Asia) as a Business Analyst in the investment banking division from 2006 to 2007 . • Mr . Wong received his Bachelor ’ s degree in Finance and Accounting from The University of British Columbia in 2006 and his Master ’ s degree in Business Administration from The University of Chicago Booth School of Business in 2017 . 17 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Experienced Management Team

• Mr . Shi has served as our Director and Chairman since January 2019 and Chief Executive Officer since February 2019 , and the Chief Executive Officers of our operating subsidiaries since their inceptions in October 2018 . • Mr . Shi has more than ten years of managerial and operational experience in the financial services industry . • Mr . Shi served as the Chief Executive Officer of Prestige Financial Holdings Group Limited since its inception in 2004 . • Mr . Shi also served as a Director in charge of securities analysis at Pacific United Inc . from 2000 to 2004 . • Mr . Shi received his Bachelor’s degree in Business Management from Towson University in Maryland in 1999 . Mr . Shi studied at Harvard Business School (“HBS”) from 2018 to 2019 and graduated from HBS’s Senior Leadership Program in August 2019 . Mr. Hongtao Shi Director, Chairman of the Board of Directors Chief Executive Officer Mr. Chi Tak Sze Founder and Director • Mr . Sze is our founder and Director and is one beneficial shareholder of our company . • Mr . Sze is an experienced investor focusing on real estate and financial industry investment . • Mr . Sze founded Prestige Financial Holdings Group Limited in 2004 and is the sole Director and 100 % beneficial owner of Prestige Financial Holdings Group Limited . • Mr . Sze served as the Managing Director at King Kong Investment Limited and Hang Tak Investment Limited in Macau from 1998 to 2005 . • Mr . Sze enrolled and completed an Executive Program in Accounting in the School of Economics and Management in Wuhan University (China) from 1984 to 1987 . Mr. H. David Sherman Independent Director Appointee Mr. Adam (Xin) He Independent Director Appointee Mr. Junlin Bai Independent Director Appointee • Mr . Sherman is a professor who has over 30 years of academic and professional experience in accounting and auditing . • Mr . Sherman has been a professor at Northeastern University since 1984 . • Mr . Sherman has served as Trustee and Chair of Finance Committee for American Academy of Dramatic Arts since January 2014 . • Mr . Sherman has served as Board member and Treasurer for D - Tree International since July 2010 . • Mr . Sherman earned his Doctorate Degree in Accounting and Accountability Systems from Harvard Business School in 1981 , Master’s Degree in Business Administration and Control of Finance from Harvard Business School in 1971 and his Bachelor’s degree in Economics from Brandeis University in 1969 . • Mr . Sherman was Cum Laude with Honors in Economics . • Mr. Sherman is a CPA certificate holder. • Mr. He has served as the Chief Financial Officer for a Fortune Global 500 conglomerate, Wanda America Investment Holding Co, since May 2012. • Mr. He served as Financial Controller for Xinyuan Real Estate Co. Ltd. (NYSE: XIN) from 2010 to 2012. • Mr. He served as an Auditor at Ernst & Young LLP in New York. • Mr. He held various leadership roles at Chinatex Corporation and an architecture company in Beijing. • Mr. He obtained a Bachelor ’ s degree and Master ’ s degree in Taxation from Central University of Finance and Economics in Beijing in 1993 and 2001, and a Master ’ s degree in Accounting from Seton Hall University in New Jersey in 2007. • Mr. He is a Certified Public Accountant both in China and in New York state. • Mr . Bai has served as a partner at Jingtian & Gongcheng since December 2019 . • Mr . Bai served as the vice - Chief Executive Officer at China Tian Yuan Financial Holdings Limited in Hong Kong from August 2017 to October 2018 . • Mr . Bai served as a Managing Director at Zhongrong International Trust Co . Ltd . (Hong Kong) from June 2016 to May 2017 . • Mr . Bai served as the Vice President of the legal department of China Development Bank International Investment Limited from April 2014 to May 2017 . • Mr . Bai graduated from the Northwestern University with a LL . M . degree and a certificate of business administration in 2010 . • Mr . Bai received his LL . M . degree from the University of Liverpool in 2003 and his LL . B . degree from Beijing Institute of Technology in China in 2002 . • Mr . Bai has been licensed to practice law in China since 2005 and was admitted to the New York State Bar in 2011 . Board Of Directors 18 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

The number of high net worth and ultra - high net worth individuals in Mainland China is expected to reach approximately 2 , 080 , 400 in 2026 at a CAGR of approximately 6 . 9 % from 2022 to 2026 . Total net worth of the HNWIs is expected that the figure will reach more than approx . US $ 40 . 6 trillion by 2026 , with a CAGR of approximately 5 . 9 % from 2022 to 2026 . Mainland China High Net Worth/ Ultra - High Net Worth Individuals Refers to people who own individual investable assets, including financial assets and investment property with total value over US$1.5 million/US$4.5 million . Industry Overview The number of high net worth individual in the U.S. is expected to attain approximately 11,308.4 thousand persons in 2026, representing a CAGR of approximately 8.2% during 2022 to 2026. United States The number of high - net - worth individuals in the U.S. has retained a top position across the globe for more than decades. 4,458.0 4,795.0 5,285.0 5,322.0 5,909.0 6,575.0 7,460.0 8,243.3 8,968.7 9,704.1 10,490.2 11,308.4 4,000 2,000 0 6,000 8,000 10,000 12,000 2018 2021 2019 Thousand Persons 2017 2020 2022E 2023E 2024E 2025E 2026E High Net Worth Individual Population (United States), 2015 - 2026E 2015 2016 1,034.4 1,216.5 1,440.2 1,363.9 1,398.0 1,459.3 1,527.7 1,591.9 1,682.6 1,786.9 1,920.9 2,080.4 24.4 25.4 29.0 27.5 28.7 29.8 30.9 32.3 34.0 35.9 38.1 40.6 10 20 30 40 50 60 70 500 1,000 1,500 2,000 2,500 Thousand Persons USD Trillion HNWIpopulation Total Net Worth 0 0 2015 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E High Net Worth Individual Population and Total Net Worth (the Mainland China), 2015 - 2026E CAGR 2015 - 2021 2022E - 2026E Population 6.7% 6.9% Total Net Worth 4.0% 5.9% CAGR 2015 - 2021 2022E - 2026E Population 9.0% 8.2% Source: Frost & Sullivan See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. 19

Industry Overview Hong Kong Hong Kong, as an international financial center, attracts billions of investment funds from around the world every year . Elevating Economic Circumstances Rising Volatility of Capital Markets Pre - Eminent Offshore RMB Center Rising Demand for Cross - border Investment from Mainland China Investors Improvement of Regulation for Better Investor Protection Financial Technology - Enabled & Digitalization of Asset Management Diversified & Innovative Scope of Services Source: Hong Kong Securities and Futures Commission, Frost & Sullivan Wealth & Asset Management Services Market in Hong Kong Source: Hong Kong Securities and Futures Commission, Frost & Sullivan Position of Inward Direct Investment (Hong Kong), 2021 Assets Managed in Hong Kong by Geographical Distribution of Investments, 2021 Source: Frost & Sullivan See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. 20

Industry Overview The expanding middle - class population in Mainland China represents a large source of purchasers of insurance products in Hong Kong and is expected to further drive the development of Hong Kong insurance market. Rising Demand for Insurance Policies from Mainland China $549.6 Billion Are directly invested by investors from Mainland China in Hong Kong at the end of 2021. Investors from Mainland China have been seeking insurance policies for comprehensive asset and wealth protection, as well as medical protection, in the Hong Kong insurance market in the past decade. 3.5% Of the long - term insurance products sold in Hong Kong in 2021 were sold to visitors from Mainland China. Entry Barriers for Wealth Management and Asset Management Markets in Hong Kong License Requirements Hong Kong possesses a well - regulated wealth management and asset management markets which have stringent regulatory requirements with respect to wealth management and asset management services. Brand Reputation Market players are required to obtain related license from different regulatory bodies, such as Hong Kong Insurance Authority (IA), SFC, and Mandatory Provident Fund Schemes Authority (MPFA), to operate in their respective fields. Providers of wealth management and asset management services usually gain their industry footing from word of mouth as customers are more inclined to choose renowned institutions. In the competitive market, well - known service providers have already established their competitive advantages with extensive successful track record of investment performance which poses as an entry barrier to the new market entrants. Of the premiums for long - term insurance will be issued to visitors from Mainland China by 2026. 10% Source: Frost & Sullivan See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. 21

Further Enhance Our Brand Recognition Among High Net Worth and Ultra - high Net Worth Individuals Further Grow Our Subsidiaries’ Client Base Grow Our Subsidiaries’ Asset Management Business to include a Larger Number of Funds and Diversify The Types of Funds Pursue Strategic Investments and Acquisition Opportunities Integrate Resources and Provide One - stop Wealth Preservation and Management Solution 22 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Growth Strategies

23 Note: Fiscal Year Ended September 30. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Financial Highlights $2.56 $2.79 $2.09 $1.87 $1.65 $1.73 $1.91 $1.39 $1.35 0.00 0.50 1.00 1.50 2.00 2.50 3.00 FY2020 Revenue FY2021 Income From Operations FY2022 Net Income Revenue, Income From Operations & Net Income Net Income Margin US$ Million 67.6% 68.5% 65.0% 0.0% 20.0% 40.0% 60.0% 80.0% FY2020 FY2021 FY2022

Email: ir@prestigefh.com Tel: +852 2122 8560 Address: Suite 5102, 51/F, Cheung Kong Center 2 Queen’s Road Central Hong Kong Issuer: Prestige Wealth Inc. Adam Pasholk Email: adampasholk@netw1.com Address: 2 Bridge Avenue, Suite 241 Red Bank, NJ 07701 USA Underwriter: Network 1 Financial Securities, Inc. Contact 24